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                      [HOGAN & HARTSON L.L.P. LETTERHEAD]





                                 June 18, 1998


Board of Directors
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045

Ladies and Gentlemen:

      We are acting as counsel to Martek Biosciences Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed registration for resale of (i) warrants (the "Warrants") to purchase up to 442,506 shares of the Company's common stock, par value $.10 per share ("Common Stock"), and (ii) up to 1,917,523 shares of Common Stock, 1,475,017 shares of which (the "Common Shares") have been or, in accordance with the terms of the Purchase Agreement (as defined below), may be, issued to and are to be sold by certain selling stockholders (the "Selling Stockholders") and 442,506 shares of which (the "Warrant Shares") are or, following issuance of additional Warrants in accordance with the terms of the Purchase Agreement (as defined below) will be, issuable upon exercise of the Warrants. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

      For purposes of this opinion letter, we have examined copies of the following documents:

      1.        An executed copy of the Registration Statement.

      2. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on June 18, 1998 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

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June 18, 1998
 HOGAN & HARTSON L.L.P.

      3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

      4. Resolutions of the Board of Directors of the Company adopted on April 6 and June 4, 1998, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Common Shares, the Warrants and the Warrant Shares and arrangements in connection therewith.

      5. Executed copies of the common stock and warrant purchase agreement, dated April 27, 1998, by and among the Company and the Selling Stockholders (the "Purchase Agreement"), relating to, among other things, the issuance of the Common Shares and the Warrants to the Selling Stockholders.

      6.        Executed copies of the Warrants.

      We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

      This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

      Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Common Shares are or, when issued in accordance with the terms of the Purchase Agreement will be, validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware, (ii) the Warrants are or, when issued in accordance with the Purchase Agreement, will be, validly issued and constitute binding obligations of the Company and
(iii) following issuance of the Warrant Shares pursuant to the terms of the Purchase Agreement and the Warrants and receipt by the Company of the consideration for the Warrant Shares specified in the resolutions of the Board of Directors referred to above and the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware.

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June 18, 1998
 HOGAN & HARTSON L.L.P.

      We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

      We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                       Very truly yours,



                                       HOGAN & HARTSON L.L.P.

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